[RAIT LETTERHEAD]

As of March   , 2009

[Name of Non-Management Trustee]
[Electronic Mail Address]

Re: 2009 Annual Trustee Compensation Cash Payment & Common Share Purchases

Dear [Name of Non-Management Trustee]:

The purpose of this letter is to notify you that on March 10, 2009, the Compensation Committee (the “Committee”) of the Board of Trustees (the “Board”) of RAIT Financial Trust (“RAIT”) approved a cash payment (the “Cash Payment”) to each of the eight non-management Trustees (the “Non-Management Trustees”) on the Board. Your Cash Payment is in the [amount of $50,000][DC: pro-rated amount of $37,500]. This Cash Payment is intended to constitute a portion of your 2009 annual non-management trustee compensation and is subject to the terms and conditions set forth in this letter. Specifically:

(a)	The first [$20,000][DC: $15,000] of the Cash Payment will be paid to you by check in a single lump sum in accordance with RAIT’s normal practices within ten business days following the date of this letter.

(b)	The remaining [$30,000][DC: $22,500] of the Cash Payment (the “Common Share Purchase Portion”) will be wired as promptly as is practicable directly to the following brokerage account (the “Account”) in your name:

[Insert Account Information]

(c)	You agree to instruct the broker or dealer for the Account to use the Common Share Purchase Portion to purchase as many common shares of beneficial interest, par value $0.01 of RAIT (the “Shares”) as the Common Share Purchase Portion will purchase to the fullest extent practicable in one or more transactions complying with the timing, price and volume restrictions of Rule 10b-18 (“Rule 10b-18”) promulgated under the Securities Exchange Act of 1934, as amended. Each of the Non-Management Trustees have an account with this same broker or dealer and you agree to instruct this broker or dealer to coordinate all the respective purchases using the respective common share purchase portions paid to each of the Non-Management Trustees so that, individually and in the aggregate, all such purchases will comply with the timing, price and volume restrictions of Rule 10b-18. You agree to instruct the broker to make such purchases, subject to the requirements of Rule 10b-18, as promptly as is practicable beginning on the trading day when the Common Share Purchase Portion is deposited in the Account and continuing each trading day thereafter until the Common Share Purchase Portion has been used to purchase the Shares to the fullest extent practicable. To the extent there is any cash remaining after whole shares are purchased, the cash will be returned to you. This broker will inform RAIT of all purchases at the end of each day on which purchases are made. You represent that, as of the date you agree to this letter and give the instructions to the broker or dealer for the Account referenced in this letter, you are not aware of any material nonpublic information concerning RAIT and RAIT is not in a Blackout Period (as defined in RAIT’s Insider Trading Policy). All purchases made with the Common Share Purchase Portion are intended to come within Rule 10b5-1(c) promulgated under the Securities Exchange Act of 1934, as amended.

(d)	Any Shares that are purchased for you by the broker will be subject to a trading restriction in which you agree not to sell such Shares for the one year period that follows the date of such purchase and to hold such Shares in the Account during such one year period. The purchases contemplated by, and made in accordance with, this letter have been determined to comply with RAIT’s Insider Trading Policy (the “Policy”). You acknowledge that you will comply with the Policy with respect to any other transactions involving RAIT’s securities, including pre-clearing any such transactions in accordance with the Policy.

(e)	You are solely responsible for all taxes that result from this Cash Payment.

Please sign below and return to me by the close of trading on March 13, 2009 to acknowledge your acceptance of the terms and conditions of the Cash Payment described in this letter.

Sincerely,

RAIT Financial Trust

By:
Name: Jack E. Salmon
Title: Chief Financial Officer & Treasurer

I hereby agree to the terms and conditions for the Cash Payment described in this letter.

Name: Trustee	March , 2009 Date